UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

December 10, 2007

Date of Report (date of Earliest Event Reported)

EMPIRE ENERGY CORPORATION INTERNATIONAL

(Exact Name of Registrant as Specified in its Charter)

NEVADA	1-10077	87-0401761
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

4500 College Boulevard, Suite 240

(Address of principal executive offices and zip code)

(913) 663-2310

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

In the period covered by this current report on Form 8-K, Empire Energy Corporation International (the “Company”) entered into two (2) material definitive agreements, as described in detail below. The description of each is wholly qualified in its entirety by reference to the full text of the respective agreement filed as an exhibit hereto.

Onshore Daywork Drilling Contract

The Company’s wholly owned subsidiary, Great South Land Minerals Ltd. (“GSLM”), entered into an Onshore Daywork Drilling Contract (the “Drilling Contract”) on December 14, 2007 with Hunt Energy & Mineral Co. - Australia Pty. Ltd. (“HEMC”) for purposes of drilling its exploration wells.

GSLM is the owner of SEL 13/98 and has joint venture rights to drill in SEL 5/2005 in Tasmania, Australia. Pursuant to the Drilling Contract, GSLM engaged HEMC as an independent contractor to drill the well or wells in these areas in search of oil or gas on a daywork basis.

Hunt Energy is planning to begin mobilizing its rig #3 after the New Year. GSLM estimates it will take about 60 days for the rig from Adelaide (Aust.) to be mobilized and the relevant ministerial permits to be obtained. The first exploration well to be drilled will be Bracknel #1, located on GSLM’s special exploration license 13/98, slightly north of the town of Tunbridge.

To ensure the proper running of drilling operations, GSLM has employed the services of Mr. Duncan New, a 30 year Australian drilling veteran, who will oversee all the exploration drilling related activities. Additional field and administration staff required for efficient running of the project will be recruited over the next several weeks, prior to commencement of drilling operations. The parties agreed to use their best efforts to commence drilling operations at the first well site on or about March 1, 2008.

To properly fund GSLM and enable it to start drilling operations, the Company had first to retire the US$4 million Floating Rate Note in favor of Wind City, Inc. dating from December 2006. During November 2007, sufficient financing was put in place, which allowed the Company to retire this debt, as described below. Further financing activities are ongoing at this time to ensure a smooth and uninterrupted drilling operation for GSLM.

Agreement For the Sale and Purchase of Certain Ordinary Shares in Zeehan Zinc Limited

The Company, Batego Ltd. (“Batego”), Kingwealth Finance Limited (“Kingswealth”) and Marvel Link Group Limited (“Marvel Link”) entered into an Agreement For the Sale and Purchase of Certain Ordinary Shares in Zeehan Zinc Limited (the “Securities Purchase Agreement”) on November 29, 2007. Batego is a 100% owned subsidiary of the Company.

The ordinary share capital of Zeehan Zinc Limited (“Zeehan”) is currently listed on the Alternative Investment Market of the United Kingdom Listing Authority. Batego is the registered and beneficial owner of 5,000,000 ordinary shares in Zeehan. The Company is the registered and beneficial owner of 4,000,000 ordinary shares in Zeehan (collectively, the “Sale Shares”). Pursuant to the Securities Purchase Agreement, Batego and the Company sold to the Marvel Link and/ or Kingwealth 9,000,000 fully paid ordinary shares in the capital of Zeehan. In conjunction with this sale, the Company acquired 1,358,597 ordinary shares in Zeehan from a shareholder and will pay to that seller a prorata portion of the proceeds of the sale.

The purchase price for the Sale Shares is £0.185 per Sale Share, being £1,665,000 in aggregate (the “Purchase Price”) which was apportioned with £925,000 to Batego for the Sale Shares held by Batego and £740,000 to the Company for the Sale Shares held by the Company. The transaction was completed on December 10, 2007. The parties agreed that the Purchase Price would be converted into U.S dollars at a rate of USD2.061: GBP1.00 and paid in U.S. dollars. Proceeds of this sale were substantially used to repay a secured Note Payable to Wind City, Inc.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligationunder an Off-Balance Sheet Arrangement.

Repayment of US$4 million Floating Rate Note in favor of Wind City, Inc.

As reported November 12, 2007 on Form 8-K, the Company was instructed by a creditor, Wind City, Inc. to redeem the US $4 million Floating Rate Note in conjunction with the purchase of a nominal number of shares of the Company’s common stock through exercise of a warrant. The Company has now repaid such note in full and assets used to secure the note have been released. In addition, warrants that were issued to Wind City in connection with the note allowing it to purchase up to 60 million shares of the Company’s common stock expired on November 30, 2007.

Item 8.01	Other Events

A press release dated December 18, 2007 discussing the Onshore Daywork Drilling Contract between Great South Land Minerals Ltd. and Hunt Energy & Mineral Co. - Australia Pty. Ltd. is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1	Onshore Daywork Drilling Contract entered into on December 14, 2007 between Great South Land Minerals Limited and Hunt Energy and Mineral CO. – Australia Pty. Ltd.

10.2	Agreement For the Sale and Purchase of Certain Ordinary Shares in Zeehan Zinc Limited entered into on November 29, 2007 between Batego Ltd., Empire Energy Corporation International, Kingwealth Finance Limited and Marvel Link Group Limited.

99.1	Press Release dated December 18, 2007.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE ENERGY CORPORATION INTERNATIONAL

Date: December 18, 2007	By:	/s/ Mr. S.A. Sehsuvaroglu
Mr. S.A. Sehsuvaroglu
President and Chief Executive Officer